EXHIBIT 99.1
For Immediate Release

Contact: Whirlpool Corporation
Media: 269/923-7405
Media@Whirlpool.com
Financial: Chris Conley, 269/923-2641
Investor_Relations@Whirlpool.com

Greg Creed joins Whirlpool Corporation Board of Directors

BENTON HARBOR, Mich., February 20, 2017 - Today Greg Creed, chief executive officer of Yum! Brands, Inc., was appointed to Whirlpool Corporation’s board of directors, effective immediately.

“As the chief executive officer of a global consumer business, Greg’s exceptional leadership skills and depth of experience make him an outstanding addition to our board of directors,”
said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation.

Creed has served as CEO of Yum! since January 2015. Creed leads the company’s overarching strategies, structure, people development and culture. He was elected to the company’s board of directors in November 2014.

Prior to being named to lead the parent company, Creed was chief executive officer of Taco Bell, a position he held beginning in early 2011, after serving as president and chief concept officer for Taco Bell. He has held various roles within the company, including chief marketing officer at Taco Bell, and chief operating officer for Yum!. Prior to joining Yum! in 1994, Creed worked with Unilever in Australia, London and New York. He holds a business degree from the Queensland University of Technology, Brisbane, Australia.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 93,000 employees and 70 manufacturing and technology research centers throughout the world in 2016. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country around the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

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